EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF ORGANIZATION
Mercury Defense Systems, Inc.	California
Mercury Mission Systems, LLC	Delaware
Delta Microwave, LLC	California
Mercury Corp. - Security Solutions	Delaware
Arxan Research, Inc.	Delaware
Nihon Mercury Computer Systems K.K.	Japan
Mercury Computer Systems Limited.	United Kingdom
Mercury Mission Systems Canada, Inc.	Canada
Mercury Mission Systems Holding SA	Switzerland
Mercury Mission Systems SA	Switzerland
Creative Electronic Systems SL	Spain
CES do Brasil Creative Electronic Systems Participacces Ltda.	Brazil